UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 30, 2023

THE WESTERN UNION COMPANY

(Exact name of registrant as specified in its charter)

Delaware	001-32903	20-4531180
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

7001 East Belleview Avenue
Denver, Colorado		80237
(Address of principal executive offices)		(Zip Code)

(866) 405-5012 (Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.01 Par Value	WU	The New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01.	Entry into a Material Definitive Agreement.

On November 30, 2023 (the “Closing Date”), The Western Union Company (“Western Union”) entered into a second amended and restated credit agreement (the “New Credit Agreement”) providing for unsecured financing facilities in an aggregate amount of $1.25 billion with a syndicate of lenders including Citibank, N.A., Bank of America, N.A. and Wells Fargo Bank, National Association, in their respective capacities as Issuing Lenders and in their respective capacities as Swing Line Banks, Bank of America, N.A. and Wells Fargo Bank, National Association, as Syndication Agents, Barclays Bank PLC, JPMorgan Chase Bank, N.A., and U.S. Bank National Association, as Documentation Agents, and Citibank, N.A., as Administrative Agent for the lenders thereunder. The New Credit Agreement replaced and reevidenced the existing unsecured financing facility evidenced by the Credit Agreement, dated as of December 18, 2018 (as amended through the date hereof (prior to the effectiveness of the New Credit Agreement), the “Prior Credit Agreement”), among Western Union, the lenders party thereto and Citibank, N.A., as Administrative Agent.

The New Credit Agreement provides for a $1.25 billion revolving credit facility that includes a $250 million letter of credit subfacility and $300 million swing line sublimit. The New Credit Agreement contains customary representations, covenants and events of default, including certain covenants that limit or restrict Western Union’s ability to sell or transfer assets or enter into a merger or consolidate with another company, grant certain types of security interests, incur certain types of liens, impose restrictions on subsidiary dividends, enter into sale and leaseback transactions, or incur certain subsidiary level indebtedness, subject to certain exceptions. Western Union is also required to maintain compliance with a consolidated interest coverage ratio covenant. Interest due under the New Credit Facility is payable according to the terms of that borrowing. Generally, interest under the New Credit Agreement is calculated using either (i) Adjusted Term SOFR (as defined in the New Credit Agreement), or other applicable benchmark based on the currency of the borrowing, plus an interest rate margin determined on a sliding scale from 0.920% to 1.425% based on the Rating (as defined in the New Credit Agreement) of the Company (currently 1.140%) or (ii) the Base Rate (as defined in the New Credit Agreement) plus a margin determined on a sliding scale from 0.000% to 0.425%) based on the Rating of the Company (currently 0.140%). A facility fee on the total amount of the facility is also payable quarterly, regardless of usage, and such facility fee is determined on a sliding scale from 0.080% to 0.200% based on the Rating of the Company (currently 0.110%). The final maturity date of the New Credit Agreement is November 30, 2028, subject to extension in certain circumstances.

The foregoing summary is qualified in its entirety by reference to the New Credit Agreement, a copy of which is filed herewith and incorporated by reference.

Item 1.02.	Termination of a Material Definitive Agreement.

The information set forth above in Item 1.01 of this Current Report on Form 8-K regarding the entry into the New Credit Agreement and the termination of the Prior Credit Agreement is incorporated herein by reference.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth above in Item 1.01 of this Current Report on Form 8-K regarding the entry into the New Credit Agreement is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

Exhibit Number	Description of Exhibit
10.1

Second Amended and Restated Credit Agreement, dated as of November 30, 2023, among The Western Union Company, the banks named therein, as lenders, Citibank, N.A., Bank of America, N.A. and Wells Fargo Bank, National Association, in their respective capacities as Issuing Lenders and in their respective capacities as Swing Line Banks, Bank of America, N.A. and Wells Fargo Bank, National Association, as Syndication Agents, Barclays Bank PLC, JPMorgan Chase Bank, N.A., and U.S. Bank National Association, as Documentation Agents, and Citibank, N.A., as Administrative Agent for the banks thereunder.

101	Inline XBRL Document Set for the Cover Page from this Current Report on Form 8-K, formatted as Inline XBRL
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE WESTERN UNION COMPANY
Dated: December 4, 2023
	By:	/s/ DARREN A. DRAGOVICH
	Name:	Darren A. Dragovich
	Title:	Vice President and Secretary